 Exhibit 99.1

Stellar Biotechnologies Reports Fiscal Year 2016 Financial Results

•	Broader customer base drives higher product sales volumes and revenue.

LOS ANGELES, Calif., December 14, 2016 – Stellar Biotechnologies, Inc. (Nasdaq: SBOT), a leading manufacturer of a key protein utilized in multiple immunotherapy development pipelines targeting cancers, Alzheimer's and lupus, among other diseases, today reported financial results for the fiscal year ended September 30, 2016 and provided an update on its business.

For fiscal year 2016, the company reported a 120% increase in product sales over the previous fiscal year as it expanded its customer base and increased shipments of its Stellar KLH protein. Through its collaboration and supply agreements, Stellar KLH is now a key ingredient in multiple clinical-stage immunotherapies. During the fiscal year, the company also completed a financing round with institutional investors and extended its market opportunities through a joint venture agreement to manufacture conjugated therapeutic vaccines.

“In fiscal year 2016 we met our strategic objectives, significantly strengthened our financial position and set the stage for Stellar to continue expanding our growth opportunities. We are closely monitoring our customers’ clinical trials and have a number of key objectives ahead to measure the company’s progress,” said Stellar President and CEO Frank Oakes. He noted that Stellar expects to move ahead with planned upgrades to its infrastructure. The company also plans to expand its commercial and clinical opportunities through new licensing, supply and research collaborations.

Stellar Chief Financial Officer Kathi Niffenegger indicated that the company would continue to prioritize the use of its working capital on manufacturing the company’s Stellar KLH™ protein and related processes. “With the $6.75 million equity financing in July, we are well capitalized to advance our future infrastructure and development projects, and we remain committed to maintaining a strong balance sheet,” she said.

Financial Results for the Fiscal Year Ended September 30, 2016

Total revenues increased by $0.51 million to $1.27 million for the fiscal year ended September 30, 2016 compared to $0.76 million for the fiscal year ended September 30, 2015. Product sales increased by $0.68 million to $1.24 million for fiscal year 2016 compared to $0.56 million for the prior year primarily due to an increase in product sales volume from an expanded customer base, including sales under supply agreements. The increase in product sales was partially offset by a $0.16 million reduction in contract services revenue due to the successful completion in December 2015 of services related to a two-year collaboration agreement.

Costs of sales and contract services increased by $0.24 million to $0.82 million for fiscal year 2016 compared to $0.58 million for the prior year primarily due to increased sales volumes.

Research and development expenses increased by $0.70 million to $1.73 million for fiscal year 2016 compared to $1.03 million for the prior year primarily due to increased research and development in aquaculture in the U.S. and Mexico, process development related to production and manufacturing, and product development.

General and administrative expenses increased by $0.10 million to $3.32 million for fiscal year 2016 compared to $3.23 million for the prior year primarily due to increased corporate and compensation expenses and expanded business development and investor relations activities.

Other income decreased by $1.64 million to an overall loss of $0.11 million for fiscal 2016 compared to an overall gain of $1.53 million for the prior year primarily due to a noncash change in fair value of warrant liability.

For fiscal year 2016, Stellar reported a net loss of $5.03 million, or $0.57 per basic share, compared to a net loss of $2.84 million, or $0.36 per basic share, for fiscal year 2015. The change was primarily due to significant fluctuations in non-cash gain/loss in fair value of warrant liability and non-cash foreign exchange gain/loss, as well as increased research and development expenses, which were partially offset by increased product sales.

At September 30, 2016, the company had working capital of $11.48 million. Cash, cash equivalents and short-term investments totaled $11.41 million. Stellar management estimates that expenditures for the fiscal year ending September 30, 2017 will be approximately $6.0 million.

Conference Call and Webcast Information
Stellar Biotechnologies has scheduled a conference call tomorrow, December 15, 2016 at 1:30 p.m. ET (10:30 a.m. PT), to discuss its fiscal year-end results and to provide an update on its business. To access the webcast of the conference call, go to: https://www.webcaster4.com/Webcast/Page/1359/18766. Questions for management may be submitted via the chat feature of the live online webcast. Audio of the teleconference is available by dialing (913) 312-1489. Passcode is 2812115.

An audio replay of the call will be available shortly after the conclusion of the live call, and remain available on the Stellar website for 30 days.

Stellar will file its Form 10-K for the period ending September 30, 2016 with the Securities and Exchange Commission on Wednesday, December 14, 2016. To view the Company’s filings under Forms 10-K, 10-Q and 8-K, please visit the website of the Securities and Exchange Commission (www.sec.gov). To view the company’s filings with the Canadian Securities Administrators (“CSA”), including the Management Discussion and Analysis and related consolidated financial statements, please visit the CSA’s SEDAR website (www.sedar.com).

About Stellar Biotechnologies
Based north of Los Angeles at the Port of Hueneme, Stellar Biotechnologies, Inc. (Nasdaq: SBOT) is the leader in sustainable manufacture of Keyhole Limpet Hemocyanin (KLH), an important immune-stimulating protein used in wide-ranging therapeutic and diagnostic markets. KLH is both an active pharmaceutical ingredient (API) in many new immunotherapies (targeting cancer, immune disorders, Alzheimer's and inflammatory diseases) as well as a finished product for measuring immune status. Stellar is unique in its proprietary methods, facilities, and KLH technology. The company is committed to meeting the growing demand for commercial-scale supplies of GMP grade KLH, ensuring environmentally sound KLH production, and developing KLH-based active immunotherapies. Stellar KLH is a trademark of Stellar Biotechnologies.

Follow Stellar: LinkedIn | Twitter | Facebook | Google+

Stellar Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include, but may not be limited to: general economic and business conditions; technology changes; competition; changes in strategy or development plans; availability of funds and resources; anticipated requirements for operating capital; governmental regulations and the ability or failure to comply with governmental regulations; the timing of Stellar’s or its partners' anticipated results, including in connection with clinical trials; the ability to meet the goals of Stellar’s joint ventures and strategic partnerships; and other factors referenced in Stellar’s filings with securities regulators. For a discussion of further risks and uncertainties related to the Stellar’s business, please refer to the Stellar’s public company reports filed with the U.S. Securities and Exchange Commission and the British Columbia Securities Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, Stellar assumes no obligation to update such statements. This press release does not constitute an offer or solicitation of an offer for sale of any securities in any jurisdiction, including the United States.

Contact
Gary Koppenjan
Sr. Director of Investor Relations and Communications
(805) 488-2800
IR@stellarbiotech.com

Condensed Consolidated Statements of Operations

(Expressed in US Dollars)

	Year Ended	Year Ended	One Month Ended	Year Ended
	September 30,	September 30,	September 30,	August 31,
	2016	2015	2014	2014

Revenues:
Product sales	$1,239,689	$563,689	$32,786	$143,553
Contract services revenue	32,000	195,000	20,000	192,000
Grant revenue	-	-	-	36,579

Total Revenues	1,271,689	758,689	52,786	372,132

Expenses:
Costs of sales and contract services	818,566	580,824	11,636	505,728
Costs of aquaculture	309,262	259,423	22,063	254,531
Research and development	1,729,445	1,029,489	178,280	2,458,934
General and administrative	3,322,772	3,227,545	293,130	2,871,455

Total Expenses	6,180,045	5,097,281	505,109	6,090,648

Income (Loss) from Operations	(4,908,356)	(4,338,592)	(452,323)	(5,718,516)

Other Income (Loss):
Foreign exchange gain (loss)	76,800	(653,333)	(97,866)	(222,437)
Increase (decrease) in fair value of warrant liability	(211,956)	2,131,062	1,680,040	(2,533,305)
Other income	24,632	54,634	1,853	61,935

Income tax expense	7,200	36,800	3,800	27,200

Net Income (Loss)	$(5,026,080)	$(2,843,029)	$1,127,904	$(8,439,523)

Income (Loss) per common share:
Basic	$(0.57)	$(0.36)	$0.14	$(1.11)
Diluted	$(0.57)	$(0.36)	$0.13	$(1.11)

Weighted average number of common shares outstanding:
Basic	8,826,312	7,956,962	7,867,575	7,582,664
Diluted	8,826,312	7,956,962	8,714,045	7,582,664

Condensed Consolidated Balance Sheets

(Expressed in US Dollars)

	September 30,	September 30,
	2016	2015

Assets:
Cash, cash equivalents and short-term investments	$11,405,698	$8,970,674
Other current assets	693,957	895,945
Noncurrent assets	838,149	519,308

Total Assets	$12,937,804	$10,385,927

Liabilities and Shareholders' Equity:
Accounts payable, accrued liabilities and deferred revenue	$623,644	$830,018
Warrant liability, including current portion	-	1,550,630
Shareholders' equity	12,314,160	8,005,279

Total Liabilities and Shareholders' Equity	$12,937,804	$10,385,927

Condensed Consolidated Statements of Cash Flows

(Expressed in US Dollars)

	Year Ended	Year Ended	One Month Ended	Year Ended
	September 30,	September 30,	September 30,	August 31,
	2016	2015	2014	2014

Cash Flows Used In Operating Activities:
Net income (loss)	$(5,026,080)	$(2,843,029)	$1,127,904	$(8,439,523)
Items not affecting cash:
Depreciation and amortization	149,565	159,521	12,529	158,313
Share-based payments	259,379	267,222	36,509	956,634
Foreign exchange (gain) loss	(76,800)	653,333	97,866	222,437
Change in fair value of warrant liability	211,956	(2,131,062)	(1,680,040)	2,533,305
Other	-	-	-	94,146
Changes in working capital items	(23,649)	(518,380)	108,540	207,981

Net cash used in operating activities	(4,505,629)	(4,412,395)	(296,692)	(4,266,707)

Cash Flows Provided By (Used In) Investing Activities:
Net purchases and maturities of short-term investments	1,026,377	397,059	330	(5,468,815)
Net acquisition of property, plant and equipment	(402,271)	(274,589)	(13,477)	(276,915)
Contribution to joint venture	(66,695)	-	-	-

Net cash provided by (used in) investing activities	557,411	122,470	(13,147)	(5,745,730)

Cash Flows Provided By Financing Activities:
Net proceeds from issuance of shares	5,944,736	-	-	6,479,097
Proceeds from exercise of warrants and options	1,368,260	106,777	739,292	4,308,878

Net cash provided by financing activities	7,312,996	106,777	739,292	10,787,975

Effect of exchange rate changes on cash and cash equivalents	96,623	(629,808)	(84,083)	(212,338)

Net change in cash and cash equivalents	3,461,401	(4,812,956)	345,370	563,200

Cash and cash equivalents - beginning of year	3,955,503	8,768,459	8,423,089	7,859,889

Cash and cash equivalents - end of year	$7,416,904	$3,955,503	$8,768,459	$8,423,089